NEWS RELEASE

USPTO REJECTS ALL CLAIMS SUBJECT TO REEXAMINATION
IN THE CAO GROUP’S PATENT ACTION AGAINST BIOLASE

IRVINE, CA – (May 7, 2013) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading dental laser manufacturer and distributor, announced today that the United States Patent and Trademark Office (“USPTO”) issued an office action in a reexamination proceeding rejecting all of the claims of Utah-based CAO Group, Inc.’s (the “CAO Group’s”) U.S. Patent No. 7,485,116 (the “116 Patent”) that were subject to reexamination.  This is the second office action in which the USPTO has rejected those same claims.  BIOLASE initiated the reexamination in response to the lawsuit the CAO Group filed against BIOLASE on April 24, 2012, for patent infringement of the 116 Patent in the United States District Court, District of Utah.

Federico Pignatelli, Chairman and Chief Executive Officer of BIOLASE, stated, “We are very pleased with the results of this latest office action issued by the USPTO, which rejected all 37 claims in the CAO Group’s patent that were subject to reexamination. This clearly supports our assertion that the allegations of patent infringement levied by CAO are totally without merit.”

The only claimed novelty of the single asserted patent pertains to how excessive fiber is stored, and does not relate to the actual advanced design, features and functions of the ezlase® soft-tissue diode laser Because all of the pertinent patent claims being asserted by CAO against BIOLASE in the lawsuit have been reexamined by the USPTO, the District Court has stayed CAO’s lawsuit pending the final outcome of the reexamination.

Pignatelli continued, “BIOLASE’s intellectual property (“IP”) portfolio is the cornerstone of laser technology in dentistry and several of our competitors currently license our IP in their own laser products. Although we believe this lawsuit to be frivolous, BIOLASE will not hesitate to defend its rights and valuable IP portfolio.”

BIOLASE’s ezlase may be the most popular diode laser ever produced to date with more than 5,000 units sold. BIOLASE received 510(k) clearance from the U.S. Food and Drug Administration (“FDA”) to initially market the ezlase in early 2007. BIOLASE received an additional FDA 510(k) clearance for tooth whitening in December 2008 and another FDA 510(k) clearance for pain relief and therapy with application in sports medicine, orthopedics, physical therapy, and chiropractic medicine in April 2009. The ezlase has been replaced by the new EPIC 10™ diode platform which was released in late 2012.

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets lasers in dentistry and medicine and also markets and distributes dental imaging equipment; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s laser products incorporate over 340 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 22,500 lasers.

Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolaseinc, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, Linkedin at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc and YouTube at www.youtube.com/biolasevideos.

BIOLASE®, WaterLase®, EPIC™, and ezlase® are all registered trademarks or trademarks of BIOLASE, Inc.

For further information, please contact:
Michael Porter
Porter, LeVay & Rose, Inc.
212-564-4700